EXHIBIT 23.1
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the incorporation by reference in Registration Statement on Form S-8 of China America Holdings, Inc., SEC File No. 333-144412, and the related prospectus, of our audit report dated December 22, 2010 with respect to the consolidated balance sheet at September 30, 2010 and the consolidated statements of operations, changes in shareholders' equity and cash flows of China America Holdings, Inc. and its subsidiaries for the year ended September 30, 2010 and the nine months ended September 30, 2009 which is included in the Annual Report on Form 10-K of China America Holdings, Inc. for the year ended September 30, 2010.

/s/ Sherb & Co., LLP
Certified Public Accountants

Boca Raton, Florida
December 22, 2010